Exhibit 10.21

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of March 7, 2019 (the “Effective Date”), by and between Efthymios Deliargyris, MD, FACC, FESC, FSCAI (the “Executive”) and PLx Pharma Inc., a Delaware corporation (the “Company”), for the purpose of amending that one certain Employment Agreement, dated August 29, 2018 (the “Agreement”), by and between the parties.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and the Agreement, the parties agree as follows:

Section 3.2 of the Agreement is hereby amended in its entirety, effective as of the Effective Date, to read as follows:

3.2      Annual Bonus. The Executive shall be eligible to receive an annual bonus pursuant to a bonus plan approved by the Board based on satisfaction of performance criteria to be established by the Compensation Committee, with a target of fifty percent (50%) of Base Salary (“Target Bonus”). Payment of the annual bonus, if any, shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards, the actual amount of which and date upon which it is payable by the Company to be determined by the Board in its discretion; provided that, if granted, any annual bonus shall not exceed 150% of the Target Bonus. Any such bonuses shall be subject to all applicable withholding requirements.

Section 4.1(c) of the Agreement is hereby amended in its entirety, effective as of the Effective Date, to read as follows:

4.1(c)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary, bonus opportunity, or benefits;

(ii)

the relocation of Executive’s principal office to a location more than 50 miles from the current location as of the Effective Date, except for travel reasonably required in the performance of Executive’s responsibilities; or

(iii)

any material breach by the Company of any material provision of this Agreement, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Company of written notice from the Executive of such breach, which notice shall contain the specific reasonable cure requested by the Executive; or

(iv)

a material diminution in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size; provided, that no diminution of the Executive’s title, authority, duties or responsibilities shall be deemed to occur solely as a result of the Company (or its successor or Parent) no longer being a publicly traded entity.

Except as expressly amended by this Amendment, the parties do hereby ratify and confirm the Agreement in its entirety.

Terms not defined in this Amendment shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PLX PHARMA INC.

By:	/s/ Natasha Giordano
Natasha Giordano President & CEO

EXECUTIVE

Signature: /s/ Efthymios Deliargyris

Print Name: Efthymios Deliargyris